UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 27, 2023

MASTECH DIGITAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	001-34099	26-2753540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1305 Cherrington Parkway, Suite 400
Moon Township, PA 15108
(Address of Principal Executive Offices) (Zip Code)

(412) 787-2100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MHH	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2023 (the “Separation Date”), Michael Fleishman resigned as Chief Executive Officer of Mastech InfoTrellis, Inc. (“Mastech InfoTrellis”), a wholly owned subsidiary of Mastech Digital, Inc. (the “Company”), effective immediately. In connection with this resignation, the Company, Mastech InfoTrellis and other subsidiaries and affiliates of the Company (collectively, the “Company Entities”), on the one hand, and Mr. Fleishman, on the other hand, entered into a Confidential Separation Agreement and General Release (the “Separation Agreement”) setting forth the terms of Mr. Fleishman’s separation from the Company Entities. Among other matters, the Separation Agreement provides for the Company to pay Mr. Fleishman a gross cash severance amount of $2.1 million, consisting of (i) a lump-sum payment of $410,000 to be paid on or before December 31, 2023, (ii) $1.0 million to be paid over a 12-month period beginning January 1, 2024, in accordance with the Company’s normal payroll practice, and (iii) a lump-sum payment of $690,000 to be paid on or before January 31, 2025. The Separation Agreement also provides that Mr. Fleishman is entitled to continued coverage under the Company’s group health plans pursuant to COBRA, and for the Company to pay directly to the benefits provider, from the Separation Date until December 31, 2024, an amount equal to the excess of Mr. Fleishman’s cost for COBRA coverage over the cost he would have paid for group health plan coverage as an active Company executive. The Separation Agreement also provides for the Company to pay the cost of three months of executive coaching for Mr. Fleishman.

Under the terms of the Separation Agreement, all vested and unvested Company options that were awarded to Mr. Fleishman during his employment expired on the Separation Date. The Separation Agreement also contains, among other things, a general release by Mr. Fleishman of all claims against the Company Entities and certain related parties, and other customary provisions relating to confidentiality, non-disparagement and return of company property. The Separation Agreement further provides that the post-termination obligations of Mr. Fleishman under the Executive Employment Agreement he entered into with Mastech InfoTrellis, effective November 14, 2022, continue in full force in effect, including the non-solicitation and non-competition covenants set forth in that agreement.

Pursuant to applicable law, Mr. Fleishman has a period of seven calendar days from the Separation Date to revoke the Separation Agreement by providing the Company with written notice of such revocation. Any revocation of the Separation Agreement, however, shall not affect the finality of the separation of Mr. Fleishman’s employment with the Company Entities on the Separation Date.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed herewith as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Confidential Separation Agreement and General Release entered into by and between Mastech Digital, Inc., Mastech InfoTrellis, Inc., Mastech Digital Data, Inc. and the subsidiaries and affiliates of each and Michael Fleishman

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTECH DIGITAL, INC.

By:	/s/ John J. Cronin, Jr.
Name:	John J. Cronin, Jr.
Title:	Chief Financial Officer

December 1, 2023